Exhibit 10.2
GIBRALTAR INDUSTRIES, INC.
MANAGEMENT STOCK PURCHASE PLAN

First Amendment and Restatement

     Effective as of May 19, 2005, Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York (the “Company”) established the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Omnibus Plan”) to enable the Company to grant awards of equity based compensation its employees and to non-employee directors, consultants and service providers.
     In addition, effective as of May 19, 2005, the Company established the Gibraltar Industries, Inc. Management Stock Purchase Plan (the “Plan”) to set forth a uniform set of principals under which certain of the Company’s management employees would be permitted to purchase Restricted Stock Units which the Company is authorized to issue pursuant to the Omnibus Plan.
     Pursuant to the terms of the Plan and the Omnibus Plan, the Plan is to be treated as an instrument evidencing the grant of an Award under the Omnibus Plan.
     The Company now desires to amend and restate the Plan to permit the Company’s non-Employee Directors to elect to defer their receipt of their Director Fees and to have Restricted Stock Units credited to an Account established for their benefit under the Plan in lieu of their receipt of their Director Fees and to make certain other technical changes.
     In connection with the foregoing, the Company hereby adopts the following as the First Amendment and Restatement of the Gibraltar Industries, Inc. Management Stock Purchase Plan.
ARTICLE 1.
DEFINITIONS
     The following words and phrases, when used in this Plan, shall have the following meanings, unless a different meaning is plainly required by the context:
     1.01 Account means the account or accounts established and maintained by the Committee for each Participant to reflect the number of Restricted Units allocated to the Participant and to reflect the amount which is payable to such Participant under the terms of this Plan.
     1.02 Affiliate means any corporation under common control with the Company within the meaning of Internal Revenue Code Section 414(b) and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Internal Revenue Code Section 414(c).
     1.03 Annual Bonus Plan means the Gibraltar Industries, Inc. Annual Incentive Compensation Plan as adopted by the Board of Directors on November 30, 2004.
     1.04 Beneficiary means any person, firm, corporation, trust or other entity designated, in writing, by a Participant to receive any payment or distribution required to be made under this Plan upon or after the Participant’s death, or if none, his or her spouse, or, if neither, his or her estate.
     1.05 Applicable Interest Rate means, for each Plan Year, an annual rate of interest equal to the sum of: (a) two percent (2%); and (b) the average of the annualized rates of interest payable on ten (10) year U.S. Treasury Notes, as reported by the Federal Reserve Board on a weekly average basis for the four weeks in which January 1, April 1, July 1 and October 1 of the Plan Year occur.
     1.06 Board of Directors means the Board of Directors of the Company.
     1.07 Bonus means the amount, if any, payable to an Eligible Employee under the terms of the Annual Bonus Plan for services rendered by the Eligible Employee to the Company or any Affiliate of the Company for a calendar year. The determination of the Committee of the amount of an Eligible Employee’s Bonus within the meaning of the foregoing shall be conclusive.
     1.08 Bonus Deferral Unit means each Restricted Unit which is allocated to the Account of a Participant that is an Eligible Employee pursuant to the provisions of Section 4.03.
     1.09 Cause means that the Committee has determined (and provided the Eligible Employee a written statement of its determination) that the Eligible Employee has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
     1.10 Change in Control means the occurrence of any of the following:
          (a) During any twelve-consecutive month period, any “person” or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any one or more members of the Lipke family becomes the “beneficial owner” (as defined in section 13(d) of the Exchange Act) of thirty five percent (35%) or more of the then outstanding voting stock of the Company through a transaction which has not (or a series of transactions which have not) been arranged by or consummated with the prior approval of the Board of Directors; or
          (b) a majority of the members of the Board of Directors is replaced during any consecutive twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election;
          (c) the Company enters into a Merger Sale Agreement; provided however, that the entry into a Merger Sale Agreement shall only be deemed a “Change in Control” if the Eligible Employee’s employment with or service to the Company and all of its Affiliates is terminated by his Employer without Cause or by the Eligible Employee for a Good Reason, in each case, at any time during the period beginning on the date the Merger Sale Agreement is executed and ending on the date the transaction contemplated by the Merger Sale Agreement is consummated; or
          (d) the consummation of a Merger Sale.
     1.11 Common Stock means the common stock (par value $0.01 per share) of the Company.
     1.12 Committee means: (a) with respect to any Eligible Employee that is an Executive Officer, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors; (b) with respect to any non-Employee member of the Board of Directors, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors; and (c) with respect to any Eligible Employee that is not an Executive Officer, the administrative committee appointed by the Board of Directors to administer this Plan pursuant to Article 7 hereof.
     1.13 Compensation means an amount equal to the total salary or wages paid or payable by an Employer to a Participant at the Participant’s regular rate for services actually rendered including commissions, overtime and bonuses (whether or not any such salary, wages, commissions, overtime or bonus is actually paid to the Participant as a result of the Participant’s election to defer receipt of such compensation) but excluding the amount of any contributions allocated to the account of the Participant under the terms of the Gibraltar 401(k) Plan and the amount of any other contributions or benefits made to or for the benefit of any Participant under any qualified or non-qualified pension, profit sharing, insurance, hospitalization or other plan or policy maintained by the Company for the benefit of any such Participant. The decision of the Committee as to what constitutes Compensation within the meaning of the foregoing definitions shall be conclusive.
     1.14 Deferred Bonus Election Form means the form which an Eligible Employee is required to execute and deliver to the Committee on or prior to June 30 of a Plan Year in order to defer his receipt of payment (due to be made in the following Plan Year) of a portion of the Bonus, if any, payable to the Eligible Employee with respect to services performed for the Company and its Affiliates in the Plan Year in which the Eligible Employee makes the election to defer his receipt of payment of his Bonus. The Deferred Bonus Election Form shall specify the portion, if any, of the Eligible Employee’s Bonus which the Eligible Employee is electing to defer his receipt of and such other information as may be required by the Committee in its discretion.
     1.15 Deferred Director Fee Election Form means the form which an Eligible Director is required to executed and deliver to the Committee in order to defer his receipt of all or any portion of his Director Fees, which form shall be delivered to the Committee: (a) in the first year that the Eligible Director becomes eligible to defer his receipt of any portion of his Director Fees, no later than thirty (30) days following the date that the Eligible Director becomes eligible to defer his receipt of his Director Fees; and (b) with respect to any Director Fees which are to be deferred by an Eligible Director for a calendar year following the calendar year in which the non-Employee Director first becomes eligible to defer his Director Fees, no later than December 31 of the calendar year ending immediately prior to the calendar year in which any portion of the Eligible Director’s Fees is to be deferred.
     1.16 Director Fees means the total cash amount payable to a non-Employee Director in connection with the services he provides to the Company as a member of the Board of Directors, including, but not limited to, the non-Employee Director’s Retainer Fee, any fees payable in connection with the attendance by such non-Employee Director at any meetings of the Board of Directors or any committee of the Board of Directors and any fees payable in connection with duties performed by any such non-Employee Director as chairman of any committee of the Board of Directors. The term Director Fees shall not include any awards of restricted stock, stock options or other equity based compensation paid to non-Employee Directors.
     1.17 Director Fee Deferral Units means each Restricted Unit which is allocated, pursuant to the provisions of Section 5.03, to the Account of a Participant that is an Eligible Director. The term Director Fee Deferral Unit shall include Retainer Fee Deferral Units credited to the Account of a Participant that is an Eligible Director.
     1.18 Eligible Director means each non-Employee member of the Board of Directors.
     1.19 Eligible Employee means each Employee who has been determined by the Committee to be eligible for participation in this Plan. Any determination by the Committee that an Employee is an Eligible Employee shall be conclusive and binding on all persons.
     1.20 Employee means each individual engaged in rendering services to an Employer for wages as defined in Section 3121(a) of the Code.
     1.21 Employer means the Company and each Affiliate of the Company.
     1.22 Executive Officer means: (a) the Company’s Chief Executive Officer; (b) the Company’s President; (c) the Company’s principal financial officer; (d) the Company’s principal accounting officer; (e) any Vice President of the Company who is in charge of a principal business unit, division or function; (f) any other officer of the Company who performs a policy making function for the Company; (g) any officer of any Affiliate who performs policy making functions for the Company; and (h) any other person who performs policy making functions for the Company
     1.23 Fair Market Value means, for purposes of determining the value of any Share or Unit: (a) in all cases other than a determination of Fair Market Value made in connection with a distribution to be made upon the occurrence of a Change in Control, the average of the closing prices of a share of Common Stock as reported by the NASDAQ National Market System on each of the two hundred (200) consecutive trading days immediately preceding the date as of which the determination of Fair Market Value is to be made; and (b) in connection with distributions to be made upon the occurrence of a Change in Control, the closing price of a share of Common Stock as reported by the NASDAQ National Market System on the date the Change in Control occurs.
     1.24 Good Reason means that: (a) the Eligible Employee’s annual base salary and/or annual Bonus is reduced or any other material compensation or benefits arrangement for the Eligible Employee is materially reduced (and such reduction is unrelated to the Company’s, a Company Affiliate’s or the Eligible Employee’s performance); (b) the Eligible Employee’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Eligible Employee’s position (including status, offices, titles and reporting requirements) or authority; (c) the Company requires the Eligible Employee’s work location or residence to be relocated more than 50 miles from its location as of the date the Merger Sale Agreement is executed; or (d) the Company or its successor fails to offer the Eligible Employee a position after the Change in Control comparable to that held by the Executive immediately prior to the Change in Control.
     1.25 Internal Revenue Code, Code and IRC each mean the Internal Revenue Code of 1986, as amended.
     1.26 Key Employee means any Employee who, at any time during the Plan Year is: (a) a five percent (5%) owner of the Company; (b) a one percent (1%) owner of the Company having annual Compensation from his Employer of more than $150,000; or (c) an officer of the Employer having annual Compensation which is greater than $130,000, adjusted for inflation at the same time and in the same manner that adjustments to contributions and benefits under a tax qualified retirement plan are made under Section 415(d) of the Internal Revenue Code; provided that, the base period for making any such adjustment shall be the calendar quarter beginning July 1, 2001 and any increase in such Compensation which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000. For purposes of Section 1.26(c) above, no more than fifty (50) Employees shall be treated as officers.
     1.27 Matching Percentage means the percentage (up to one hundred percent (100%)) of the amount of the Bonus which has been deferred by an Eligible Employee which will be used to calculate the number of Matching Units to be credited to the Account of the Eligible Employee. The amount of an Eligible Employee’s Matching Percentage will be specified in the Deferred Bonus Election Form which the Eligible Employee is required to execute and deliver in connection with his deferral of any portion of his Bonus.
     1.28 Matching Units means: (a) Restricted Units allocated to the Account of an Eligible Employee pursuant to Section 6.01 hereof and having an aggregate value, determined as of the date Bonus Deferral Units are allocated to the Eligible Employee’s Account, equal to: Ii) the amount of the Bonus deferred by the Eligible Employee; multiplied by (ii) the Eligible Employee’s matching Percentage; and (b) and Restricted Units allocated to the Account of an Eligible Director pursuant to Section 6.01 hereof (to reflect Retainer Fee Deferral Units allocated to such Eligible Director’s Account pursuant to Section 5.03).
     1.29 Merger Sale means the consolidation, merger, or other reorganization of the Company, other than: (a) any such consolidation, merger or reorganization of the Company in which holders of Common Stock immediately prior to the earlier of: (i) the Board of Director’s approval of such consolidation, merger or other reorganization; or (ii) the date of the stockholders meeting in which such consolidation, merger or other reorganization is approved, continue to hold more than eighty percent (80%) of the outstanding voting securities of the surviving entity immediately after the consolidation, merger, or other reorganization; and (b) any such consolidation, merger or other reorganization which is effected pursuant to the terms of a Merger Sale Agreement which provides that the consolidation, merger or other reorganization contemplated by the Merger Sale Agreement will not constitute a Change in Control for purposes of this Plan.
     1.30 Merger Sale Agreement means an agreement between the Company and any one or more other persons, firms, corporations or other entities (which are not Affiliates of the Company) providing for a consolidation, merger or other reorganization in which the holders of Common Stock of the Company immediately prior to the Company’s execution of such agreement do not hold more than eighty percent (80%) of the outstanding voting securities of the surviving entity immediately after the consummation of the consolidation, merger, or other reorganization contemplated by such agreement.
     1.31 Participant means each Eligible Employee and each Eligible Director who becomes a participant in the Plan pursuant to Article 3.
     1.32 Plan means this non-qualified plan of deferred equity based incentive compensation known as the Gibraltar Industries, Inc. Management Stock Purchase Plan.
     1.33 Plan Year means the twelve (12) consecutive month period beginning January 1, 2005 and each twelve (12) consecutive month period beginning on each January 1 thereafter.
     1.34 Restricted Unit means each Unit (whether a Bonus Deferral Unit, a Director Fee Deferral Unit or a Matching Unit) credited to the Account of a Participant and any additional units which may be credited to a Participant’s Account with respect to such Units pursuant to the provisions of Section 6.03 hereof.
     1.35 Restricted Stock means Shares which have been granted pursuant to the Omnibus Plan subject to specified restrictions on the transferability of such Shares.
     1.36 Retainer Fee means the annual amount payable by the Company to a non-Employee Director as a retainer for his services as a member of the Board of Directors excluding amounts: (a) paid to the non-Employee Director: (i) for attendance at meetings of the Board of Directors; (ii) for attendance at meetings of any committee of the Board of Directors; (iii) to serve as a chairman of any Committee of the Board of Directors; (b) attributable to awards of Restricted Stock or any other equity interest in the Company; (c) attributable to the vesting of shares of Restricted Stock of the Company; or (d) the exercise of any options to purchase Shares.
     1.37 Retainer Fee Deferral Unit means each Restricted Unit which is allocated, pursuant to the provisions of Section 5.03 to the Account of a Participant that is an Eligible Director and reflects the portion, if any, of the Retainer Fee which has been deferred by the Eligible Director.
     1.38 Share means a share of Common Stock.
     1.39 Unit means a unit of measurement equivalent to one Share, with none of the attendant rights of a shareholder of such Share, (including among the rights which the holder of a Unit does not have are the right to vote such Share and the right to receive dividends thereon), except to the extent otherwise specifically provided herein.
ARTICLE 2.
OVERVIEW OF PLAN OPERATION
     2.01 General Description of Plan Operation. In general, the Plan will be operated in the manner described in this Section 2.01. The more specific provisions relating to the Plan and its operation are contained in the remaining Articles of this Plan.
          (a) Individual Employees will be selected for participation in the Plan by the Committee. Each non-Employee Director will, by virtue of such status, be eligible to participate in the Plan.
          (b) If an Employee is selected for participation in the Plan the Employee will be entitled to defer receipt of up to fifty percent (50%) of the Bonus that the Employee is entitled to receive under the Annual Bonus Plan. In addition, each Eligible Director will be entitled to defer up to one hundred percent (100%) of his Director Fees.
          (c) Due to applicable tax rules, an Eligible Employee that elects to defer his receipt of payment of a portion of his Bonus must file his election to defer a portion of his Bonus with the Committee no later than June 30 of the calendar year in which he performs the services which will give rise to his entitlement to payment of the Bonus to be deferred. In addition, due to these applicable tax rules, an Eligible Director that elects to defer any portion of his Director Fees must file his election to defer any portion of his Director Fees with the Committee no later than December 31 of the calendar year immediately preceding the calendar year in which the Director Fees which he is electing to defer will be paid.
          (d) If an Eligible Employee elects to defer his receipt of payment of a portion of his Bonus, at the time his Bonus is payable (which is in the calendar year following the year in which he makes his election to defer his Bonus), the portion of his Bonus which he has elected to defer will not be paid to him and, instead, the Committee will credit an Account which will be established for his benefit with a number of Restricted Units equal to the number of Shares he could have purchased using the deferred portion of his Bonus at a price per Share equal to the

Fair Market Value of a Share on the date he receives payment of his Bonus.
          (e) If an Eligible Director elects to defer his receipt of payment of any portion of his Director Fees, on each date that he is entitled to payment of any portion of his Director Fees, whether attributable to Retainer Fees, fees for attendance at meetings of the Board of Directors or any committee thereof, or any other fees, a portion (stated as a percentage) of his Director Fees which he has elected to defer will not be paid to him and, instead, the Committee will credit an Account which will be established for his benefit with a number of Restricted Units equal to the number of Shares he could have purchased using the deferred portion of his Director Fees at a price per Share equal to the Fair Market Value of a Share determined as of the date Director Fee Deferral Units are to be allocated to the Director’s Account as provided for in the Deferred Director Fee Election Form.
          (f) In addition to the Bonus Deferral Units that are credited to the Account of a Participant that is an Eligible Employee as described in (d) above, at the same time that Bonus Deferral Units are credited to such Eligible Employee’s Account, the Committee will credit the Eligible Employee’s Account with an additional number of Restricted Units (Matching Units) which have an aggregate Fair Market Value, determined as of the date that Bonus Deferral Units are credited to the Account of the Eligible Employee, equal to the total amount of the Bonus which was deferred by the Eligible Employee multiplied by the Eligible Employee’s Matching Percentage. Similarly, in addition to the Director Fee Deferral Units credited to the Account of a Participant that is an Eligible Director as described in (e) above, at the same time that Director Fee Deferral Units are credited to such Eligible Director’s Account, the Committee will credit the Eligible Director’s Account with an additional number of Matching Units equal to the number of Retainer Fee Deferral Units, if any, credited to the Eligible Director’s Account.
          (g) The total value of the Restricted Units credited to the Account of a Participant that is an Eligible Employee will not be distributable to the Eligible Employee until the Eligible Employee’s employment is terminated or, if earlier, the date a Change in Control occurs. However, if the Eligible Employee’s employment is terminated before he has attained age sixty (60), the Matching Units credited to the Eligible Employee’s Account will be forfeited and the amount which is distributable to the Eligible Employee will only consist of an amount equal to the value of the Bonus Deferral Units credited to the Eligible Employee’s Account.
          (h) The total value of the Restricted Units credited to the Account of a Participant that is an Eligible Director will not be distributable to the Eligible Director until the date on which the Eligible Director’s status as a member of the Board of Directors is terminated or, if earlier, the date a Change in Control occurs. However, if the Eligible Director’s status as a member of the Board of Directors is terminated before he has attained age sixty (60), the Matching Units credited to the Eligible Director’s Account will be forfeited and the amount which is distributable to the Eligible Director will only consist of an amount equal to the value of the Retainer Fee Deferral Units credited to the Eligible Director’s Account.
          (i) At the time a Participant becomes entitled to a distribution, the number of Restricted Units credited to the Participant’s Account (and not forfeited) will be converted (hypothetically and for accounting purposes only) to a cash amount equal to the total number of

Restricted Units credited to the Participant’s Account (and not forfeited) multiplied by the Fair Market Value of one Share determined as of the date the Participant becomes entitled to a distribution. However, as indicated in Sections 2.01(g) and (h) above, if the Participant’s employment or status as a member of the Board of Directors is terminated before he has attained at least age sixty (60), the total number of Restricted Units which are credited to the Participant’s Account will not include any Matching Units.
          (j) If the Participant is entitled to a distribution because his employment has been terminated or his status as a member of the Board of Directors has been terminated, the cash value of the Participant’s Account will be distributed to the Participant in five (5) substantially equal annual payments beginning in the month of January following the date the Participant’s employment is terminated and continuing in each subsequent January thereafter until the full value of the Participant’s Account has been distributed. This five (5) year period for distribution of the Participant’s Account can be extended for up to ten (10) years subject to applicable Internal Revenue Code provisions relating to the deferral of Compensation. The installment payments required to be made to the Participant as described above in this Section 2.01(j) shall be paid in cash less applicable withholding taxes.
          (k) During the period between the date the Participant’s Account is converted to cash and the date the entire value of the Participant’s Account is distributed, the value of the Account shall be increased by interest at an annual rate equal to the Applicable Interest Rate, compounded annually.
          (l) If a Participant is entitled to a distribution because a Change in Control has occurred, on the date such Change in Control occurs, each Participant shall be paid an amount, in one lump sum payment less applicable withholding taxes, equal to the total number of Restricted Units credited to the Participant’s Account multiplied by the Fair Market Value of one Share determined as of the date on which the Change in Control occurs.
ARTICLE 3.
PARTICIPATION
     3.01 Commencement of Participation by Eligible Employees. As soon as possible after the Committee determines that an Employee has become an Eligible Employee, the Committee shall deliver a written notice to such Employee informing him that he is eligible to become a Participant in this Plan and that he will become a Participant in this Plan upon his execution and delivery to the Committee of a Deferred Bonus Election Form. If an Employee receives a written notice from the Committee that he is eligible to become a Participant in the Plan and the Employee does not execute and deliver a Bonus Deferral Election Form to the Committee within the time period provided for by the Committee, the Employee shall not thereafter be eligible to become a Participant in the Plan with respect to any subsequently payable Bonus unless the Committee provides the Employee written notice that he is eligible to become a Participant in the Plan with respect to any such subsequently payable bonus, prior to the time that the Employee must deliver a Deferred Bonus Election Form to the Committee with respect to such subsequently payable Bonus.

     3.02 Deferred Bonus Election Form. The Committee shall provide each Eligible Employee with a Deferred Bonus Election Form within a reasonable period of time before June 30 of each year that the Eligible Employee is entitled to defer his receipt of a portion of his Bonus. The Deferred Bonus Election Form provided to each Eligible Employee shall specify the amount of the Eligible Employee’s Matching Percentage.
     3.03 Commencement of Participation by Eligible Directors. Each Eligible Director shall be eligible to become a Participant in this Plan at any time and shall become a Participant in the Plan upon his execution and delivery to the Committee of a Deferred Director Fee Election Form within the time provided for by the Committee.
     3.04 Termination of Participation. Each individual that becomes a Participant in the Plan shall continue to participate until the full value of his Account has been distributed to him or his Beneficiary.
ARTICLE 4.
DEFERRAL OF BONUSES
     4.01 Bonus Deferrals. Each Eligible Employee shall be entitled to defer his or her receipt of a portion of his or her Bonus by executing and delivering a Deferred Bonus Election Form to the Committee within the time provided for by Section 4.02 hereof. An Eligible Employee’s election to defer any portion of his Bonus shall become irrevocable upon his delivery to the Committee of his executed Bonus Deferral Election Form. Notwithstanding anything to the contrary contained in this Plan, the maximum aggregate amount of the Bonus which a Participant shall be permitted to defer his receipt of for any Plan Year, shall be equal to fifty percent (50%) of the Bonus payable to the Participant under the terms of the Annual Bonus Plan for services performed in the immediately preceding calendar year.
     4.02 Procedure for Making Bonus Deferrals. In order for a Participant to defer his receipt of the Bonus, if any, which is payable under the terms of the Annual Bonus Plan, the Participant must execute and deliver a Deferred Bonus Election Form to the Committee on or before June 30 of the calendar year in which the services giving rise to the payment of such Bonus are performed.
     4.03 Effect of Bonus Deferrals. If a Participant elects to defer his receipt of any portion of the Bonus which he is entitled to receive under the Annual Bonus Plan for services performed for the Company for a calendar year, the portion of the Bonus which the Participant has elected to defer the receipt of (as set forth in the Deferred Bonus Election Form which the Participant has delivered to the Committee) shall not be paid to the Participant at the time such Bonus would otherwise have been paid and, instead, the Participant’s Account shall be credited with a number of Bonus Deferral Units equal to the number of Shares (including fractional Shares) which could have been purchased with the amount of the Bonus that has been deferred by the Participant at a price per Share equal to the Fair Market Value of a Share determined as of the date on which the Participant is paid the portion of his or her Bonus which has not been deferred pursuant to this Plan.

ARTICLE 5.
DEFERRAL OF DIRECTOR FEES
     5.01 Director Fee Deferrals. Each Eligible Director shall be entitled to defer his receipt of all or any portion of his Director Fees by executing and delivering a Deferred Director Fee Election Form to the Committee within the time provided for by Section 5.02 hereof. An Eligible Director’s election to defer any portion of his Director Fees shall become irrevocable upon his delivery to the Committee of his executed Deferred Director Fee Election Form. Notwithstanding the foregoing, with respect to any individual who first becomes a member of the Board of Directors after the effective date of this amendment and restatement, the maximum amount of the Director Fee which may be deferred by such Eligible Director in the first calendar year that such individual is an Eligible Director shall be equal to the Director Fee payable to such Eligible Director for the first calendar year multiplied by a fraction, the numerator of which is the number of days remaining in the calendar year beginning on the date the Eligible Director delivers his executed Deferred Director Fee Election Form to the Committee and the denominator of which is the number of days remaining in the calendar year beginning on the date the Eligible Director first becomes a member of the Board of Directors.
     5.02 Procedure for Making Director Fee Deferrals. In order for an Eligible Director to defer his receipt of any portion of the Director Fees which he is entitled to receive for any calendar year, he must execute and deliver a Deferred Director Fee Election Form to the Committee on or before December 31 of the calendar year immediately preceding the calendar year in which any portion of the Director Fees to be deferred by the Eligible Director are to be paid. With respect to Director Fees payable to an Eligible Director for the first calendar year in which the individual is an Eligible Director, the Eligible Director must execute and deliver a Deferred Director Fee Election Form to the Committee within thirty (30) days following his election to membership on the Board of Directors in order to defer his receipt of any portion of such Director Fees.
     5.03 Effect of Director Fee Deferrals. If an Eligible Director elects to defer his receipt of any portion of the Director Fees payable to the Eligible Director for a calendar year, the portion of the Director Fees which the Eligible Director has elected to defer the receipt of (as set forth in the Deferred Director Fee Election Form which the Eligible Director has delivered to the Committee) shall be withheld from the Director Fees which are payable to the Eligible Director for the calendar year in which the Eligible Director has elected to defer his receipt of any portion of his Director Fees and instead, the Eligible Director’s Account shall be credited with a number of Director Fee Deferral Units equal to the number of Shares (including fractional shares) which could have been purchased with the amount of the Director Fees withheld from Directors Fees otherwise payable to the Eligible Director at a price per Share equal to the Fair Market Value of a Share determined as of the date the Director Fee Deferral Units are allocated to the Eligible Director’s Account as provided for in the Deferred Director Fee Election Form. In addition, if an Eligible Director has elected to defer any portion of his Retainer Fee, the total number of Director Fee Deferral Units to be allocated to the Account of the eligible Director shall include (in a sub-account to be established by the Committee) a number of Retainer Fee Deferral Units equal to the number of Shares which could have been purchased with the amount of the Retainer Fee withheld from the Eligible Director’s Retainer Fee at a price per Share equal to the Fair Market Value of a Share determined as of the date the full amount of the Eligible Director’s Retainer Fee (or any applicable installment thereof) would otherwise have been paid to the Eligible Director.
ARTICLE 6.
MATCHING AND OTHER ALLOCATIONS
     6.01 Matching Allocations. For each Plan Year that this Plan is in effect, the Company shall make an allocation of Matching Units to the Account of each Eligible Employee with respect to whom Bonus Deferral Units have been credited as provided for by Section 4.03 and, if an Eligible Director has elected to defer any portion of his Retainer Fee, to the Account of each Eligible Director with respect to whom Retainer Fee Deferral Units have been credited as provided for by Section 5.03. The number of Matching Units to be credited to the Account of an Eligible Employee for any Plan Year in which Bonus Deferral Units have been credited to such Eligible Employee’s Account shall be equal to the aggregate number of Shares (including fractional shares) which could be purchased, at a price per share equal to the Fair Market Value of a Share determined as of the date that Bonus Deferral Units are credited to the Eligible Employee’s Account, with an amount equal to: (a) the aggregate amount of the Bonus deferred by the Eligible Employee; multiplied by (b) the Eligible Employee’s Matching Percentage. The number of Matching Units to be credited to the Account of an Eligible Director for any Plan Year in which Retainer Fee Deferral Units have been credited to such Eligible Director’s Account shall be the same as the number of Retainer Fee Deferral Units credited to the Eligible Director’s Account for such Plan Year.
     6.02 Forfeiture of Matching Units. If an Eligible Employee’s employment with the Company is terminated before he has attained at least age sixty (60), the Matching Units credited to the Eligible Employee’s Account shall be forfeited on the date the Eligible Employee’s employment is terminated. If an Eligible Director’s service as a member of the Board of Directors of the Company is terminated before he has attained age sixty (60), the Matching Units credited to the Eligible Director’s Account shall be forfeited. Notwithstanding the foregoing, if an Eligible Employee’s employment with the Company is terminated in connection with a Change in Control or if an Eligible Director’s service with the Company is terminated in connection with a Change in Control, the number of Matching Units credited to the Account of the Eligible Employee and the number of Matching Units credited to the Account of the Eligible Director shall not be forfeited even though the Eligible Employee or the Eligible Director has not attained age sixty (60).
     6.03 Certain Anti-Dilutive Adjustments. In the event of any change in the number of outstanding Shares of Common Stock without receipt of consideration by the Company resulting from any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares, or any rights offering to purchase Shares of Common Stock at a price substantially below fair market value, or any similar change affecting the Shares of Common Stock the number of Restricted Units credited to a Participant’s Account on the date of such change shall be appropriately adjusted consistent with such change in such manner as the Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder.
ARTICLE 7.
ACCOUNTS
     7.01 Participant’s Account. The Committee shall establish and maintain an Account in the name of each Eligible Employee to which the Committee shall allocate Bonus Deferral Units and Matching Units. In addition, the Committee shall establish and maintain an Account in the name of each Eligible Director to which the Committee shall allocate Director Fee Deferral Units (including, if applicable, a sub account separately identifying the number of Director Fee Deferral Units which are Retainer Fee Deferral Units) and Matching Units. Thereafter, at the time a Participant becomes entitled to a distribution of the value of the Restricted Units credited to his Account, the Participant’s Account shall be credited (hypothetically and for accounting purposes only) with a dollar amount determined as provided in Section 8.01 below. The Accounts established by the Committee for Participants in connection with its administration of this Plan shall be for recordkeeping purposes and shall not require any segregation of any assets of the Company.
     7.02 Time of Allocation. In each Plan Year in which an Eligible Employee defers the amount of the Bonus which is payable to him in such Plan Year (which Bonus deferral is based on the Eligible Employee’s election, made in the preceding Plan Year, to defer the payment of any bonus the Eligible Employee might earn for such preceding Plan Year), the Bonus Deferral Units and Matching Units required to be allocated to the Eligible Employee’s Account shall be allocated to the Eligible Employee’s Account as of the date payment is made to the Eligible Employee of the portion of his Bonus (attributable to services performed in the preceding Plan Year) which has not been deferred. In each Plan Year in which an Eligible Director defers any portion of the Director Fees which are payable to him in such Plan Year (which Director Fee deferral is based on the Eligible Director’s election, made in the preceding Plan Year), the Director Fee Deferral Units required to be allocated to the Eligible Director’s Account shall be allocated to the Eligible Director’s Account as of the date provided for in the Deferred Director Fee Election Form and, if the Eligible Director has elected to defer any portion of his Retainer Fee, Matching Units attributable to the Eligible Director’s deferral of a portion of his Retainer Fee shall be allocated to the Eligible Director’s Account on the date provided for in the Deferred Director Fee Election Form.
     7.03 Allocation Does Not Vest Any Interest. The fact that Bonus Deferral Units, Director Fee Deferral Units and Matching Units have been allocated to the Account of a Participant shall not vest in such Participant or any Beneficiary any right, title or interest in any assets of the Company except at such time or times and upon the terms and conditions herein provided.
     7.04 Statement of Account. At the time that Bonus Deferral Units, Director Fee Deferral Units and Matching Units are credited to a Participant’s Account (as provided for in Section 7.02 above) the Committee shall provide a written notice to the Participant which states the number of Bonus Deferral Units or the number of Director Fee Deferral Units (whichever the case may be) and the number of Matching Units credited to the Participant’s Account in connection with the Participant’s deferral of his receipt of a portion of his Bonus or the Participant’s deferral of his receipt of a portion of his Director Fees, together with a statement of the total number of Bonus Deferral Units or the total number of Director Fee Deferral Units (whichever the case may be) and the total number of Matching Units credited to the Participant’s Account as of such date. In addition, as soon as practicable following the end of each Plan Year, the Committee shall deliver: (a) to each Eligible Employee that is a Participant, a statement of the total number of Bonus Deferral Units and Matching Units which are credited to the Eligible Employee’s Account; and (b) to each Eligible Director that is a Participant, a statement of the total number of Director Fee Deferral Units and Matching Units which are credited to the Eligible Director’s Account. Finally, if, as provided by Section 8.01 hereof, the Participant’s Account is converted to cash (for accounting purposes), as soon as practicable following the end of each Plan Year that the Participant continues to have a balance in his Account, the Committee shall deliver to such Participant a statement of the value of the Participant’s Account and the amount of interest credited to the Participant’s Account for the Plan Year.
ARTICLE 8.
DISTRIBUTIONS
     8.01 Conversion of Account. (a) If an Eligible Employee’s employment with the Company and all of its Affiliates is terminated, the Committee shall convert the total number of Restricted Units credited to the Account of the Eligible Employee to a cash value equal to the number of Restricted Units credited to the Eligible Employee’s Account determined as of the date the Eligible Employee’s employment is terminated multiplied by the Fair Market Value of one Share determined as of the day immediately preceding the date an Eligible Employee’s employment is terminated. For purposes of this Section 8.01(a), the total number of Restricted Units which are credited to a Eligible Employee’s Account as of the date the Eligible Employee’s employment is terminated shall not include any Matching Units which are forfeited pursuant to the provisions of Section 6.02 hereof.
          (b) If an Eligible Director’s membership on the Board of Directors is terminated, the Committee shall convert the number of Restricted Units credited to the Account of the Eligible Director to a cash value equal to the number of Restricted Units credited to the Eligible Director’s Account determined as of the date the Eligible Director’s membership on the Board of Directors is terminated multiplied by the Fair Market Value of one Share determined as of the day immediately preceding the date the Eligible Director’s membership on the Board of Directors is terminated. For purposes of this Section 8.01(b), the total number of Restricted Units which are credited to an Eligible Director’s Account shall not include any Matching Units which are forfeited pursuant to the provisions of Section 6.02 hereof.
          (c) Upon the occurrence of a Change in Control, the Committee shall convert the total number of Restricted Units credited to the Accounts of all Participants to a cash value equal, in the case of each Participant, to the number of Restricted Units credited to the Participant’s Account determined as of the date the Change in Control occurs multiplied by the Fair Market Value of one Share determined as of the date the Change in Control occurs. The conversion of the Participant’s Account to a cash value shall be for accounting purposes only and shall not require any segregation of any assets of the Company.
     8.02 Crediting of Interest. Unless a Participant’s Account is distributed in one lump sum payment pursuant to Section 8.06 hereof, at the end of each Plan Year following the occurrence of an event giving rise to such installment distribution, the Committee shall increase the cash value of the Participant’s Account by interest at an annual rate equal to the Applicable Interest Rate. The amount of the interest to be credited to the Participant’s Account shall be compounded annually.
     8.03 Distribution of the Participant’s Account. Except as provided in Section 8.04 below, if the employment of an Eligible Employee that is a Key Employee is terminated for any reason other than death, the value of such Key Employee’s Account shall be distributed in five (5) consecutive annual installments beginning in the month of January immediately following the end of the six (6) month period beginning on the date the Key Employee’s employment is terminated and continuing in each succeeding January thereafter until the fifth (5th) January following the end of such six (6) month period, at which time the entire remaining balance in the Eligible Employee’s Account shall be distributed to the Participant.
          In addition, except as provided in Section 8.04 below, if the employment of a an Eligible Employee that is not a Key Employee is terminated or if the employment of an Eligible Employee that is a Key Employee is terminated as a result of his death, the value of such Eligible Employee’s Account shall be distributed to the Eligible Employee in five (5) consecutive annual installments beginning in the month of January immediately following the date the Eligible Employee’s employment is terminated and continuing in each succeeding January thereafter until the fifth (5th) January following the date the Eligible Employee’s employment is terminated, at which time the entire remaining balance in the Eligible Employee’s Account shall be distributed to the Eligible Employee.
          Finally, if an Eligible Director’s membership on the Board of Directors is terminated, the value of such Eligible Director’s Account shall be distributed to the Eligible Director in five (5) consecutive annual installments beginning in the month of January immediately following the date the Eligible Director’s membership on the Board of Directors is terminated and continuing in each succeeding January thereafter until the fifth (5th) January following the date the Eligible Director’s membership on the Board of Directors is terminated at which time the entire remaining balance in the Eligible Director’s Account shall be distributed to the Eligible Director.
          For purposes of the foregoing provisions of this Section 8.03, the amount of each annual installment shall be equal to the value of the Participant’s Account determined as of the day immediately preceding the date the installment is to be paid, divided by the total number of annual installments remaining to be paid to the Participant.
     8.04 Optional Extension of Period of Distribution. Notwithstanding the provisions of Section 8.03 hereof, a Participant shall be permitted to extend the period of time in which distribution of the value of his Account is made to a period not to exceed ten (10) years beginning with the first January following the date the Participant’s employment is terminated.

Any such extension shall be made in accordance with and subject to any restrictions on the rights of individuals to defer compensation provided for by Section 409A of the Internal Revenue Code and the applicable regulations promulgated thereunder.
     8.05 Payment of Account. Amounts required to be distributed to a Participant pursuant to Sections 8.03 and 8.04 shall be paid in one payment in the month of January in which any such distribution is to be made, in cash, less the amount of any withholding taxes due with respect to any such payment.
     8.06 Distribution on a Change in Control. Upon the occurrence of a Change in Control, each Participant shall be paid an amount equal to the number of Restricted Units credited to his Account, determined as of the date the Change in Control occurs, multiplied by the Fair Market Value of a Share, determined as of the date the Change in Control occurs, less any applicable withholding taxes. Upon the occurrence of a Change in Control, the amount required to be paid to a Participant shall be paid to the Participant in cash in one lump sum payment on the date the Change in Control occurs.
     8.07 Distributions on Death. Any payment or distribution required to be made to a Participant under the terms of this Plan shall, in the event of the death of the Participant, be paid to the Participant’s Beneficiary at the same time and in the same manner as the payments would have been made to the Participant if he had not died.
ARTICLE 9.
ADMINISTRATION
     9.01 The Committee. Except as provided in Section 1.12 hereof with respect to Executive Officers and non-Employee Directors, the Committee shall consist of not less than three (3) persons appointed by the Board of Directors and shall be the administrative committee which administers the Plan as the plan administrator. Any member of the Committee may resign by delivering his written resignation to the Board of Directors. Vacancies arising by resignation, death, removal or otherwise shall be filled by the Board of Directors of the Company. If at any time no members are currently serving as the Committee, or if no Committee is appointed, the Board of Directors of the Company shall be deemed to be the Committee.
     9.02 General Duties and Responsibilities. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. Any interpretation, construction or determination made in good faith shall be final and conclusive. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of this Plan.
     9.03 Allocation and Delegation of Responsibilities. The Committee may engage agents to assist it in carrying out the ministerial, clerical and recordkeeping portion of its administrative functions hereunder. The Committee members are expressly authorized to allocate among themselves and/or delegate to other named persons or parties, any ministerial, clerical and recordkeeping responsibilities of the Committee relating to the administration of the Plan.
     9.04 Records, Reporting and Disclosure. The Committee shall maintain all the records necessary for the administration of the Plan. The Committee shall also be responsible for preparing and filing such annual reports and tax forms as may be required by law. The Committee shall furnish and/or make available for inspection by each Participant covered under the Plan and to each Beneficiary who is entitled to receive benefits under the Plan, such information and reports as may be required by law.
     9.05 Expenses and Compensation. The expenses necessary to administer the Plan shall be borne by the Company. Expenses include, but are not limited to, those involved in retaining necessary professional assistance from an attorney, an accountant or an actuary. The Company shall furnish the Committee with such ministerial, clerical and other administrative assistance as is necessary in the performance of its duties.
     9.06 Information from the Company. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants that are Eligible Employees, their employment, their retirement, death, disability or termination of employment, and such other pertinent facts as the Committee may require. The Committee is entitled to rely on such information as is supplied by the Company and shall have no duty or responsibility to verify such information.
     9.07 Multiple Signatures. In the event that more than one person has been duly nominated to serve on the Committee, one signature may be relied upon by any interested party as conclusive evidence that the Committee has duly authorized the action therein set forth and as representing the will of and binding upon the whole Committee. No person receiving such documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.
     9.08 General Fiduciary Liability. The Company, its Board of Directors, the Committee and each member of the Committee shall not be liable for any actions taken or omitted by any of them except for such acts involving gross negligence or willful misconduct of the party to be charged. Nothing contained in this Section 9.08 shall be deemed to release, discharge or otherwise limit the liability of the Company, and any successor in interest to the Company for payment to Participants of the amounts described in this Plan.
ARTICLE 10.
AMENDMENT AND TERMINATION
     10.01 Amendment. The Board of Directors of the Company shall have the right at any time and from time to time, without the consent of any Participant or Beneficiary, to amend, in whole or in part, any or all of the provisions of this Plan. Notwithstanding the foregoing, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing the value of a Participant’s Account determined as of the date any such amendment is adopted or to the extent it has the effect of depriving any Participant or the Beneficiary of any Participant of any amount which, as of the date such amendment is adopted, has irrevocably become payable (whether immediately or in the future) to such Participant or Beneficiary under the terms of this Plan as in effect on the day immediately preceding the date on which such amendment is executed.
     10.02 Termination. Subject to the limitation on the right to amend this Plan contained in Section 10.01 hereof, the Company, by action of its Board of Directors shall have the right at any time to discontinue its allocations hereunder and to terminate this Plan. Upon termination of this Plan, any amounts payable to any Participants or Beneficiaries at the time this Plan is terminated shall continue to be payable to such Participants or Beneficiaries as provided for by this Plan.
ARTICLE 11.
MISCELLANEOUS
     11.01 No Rights Created by Plan — Terms of Employment Not Affected. Neither the establishment of the Plan nor any modification hereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant, Beneficiary or other person any legal or equitable right against the Company, his Employer or any officer or Employee thereof or the Committee, except as herein provided. Under no circumstances shall participation in this Plan by an Employee constitute a contract of continuing employment or in any manner obligate the Employer to continue the services of an Employee. In addition, under no circumstances shall participation in this Plan by a non-Employee Director constitute an agreement of the Company, the Board of Directors or the shareholders of the Company to continue to nominate and elect the non-Employee Director as a member of the Board of Directors.
     11.02 Participants Rights Unsecured. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The rights of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and neither the Participant nor his Beneficiary shall have any rights in or against any specific assets of the Company.
     11.03 No Guaranty of Benefits. This Plan has been established, in part, to provide for the deferral of compensation of a select group of highly compensated Employees of the Company. This Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in this Plan shall be deemed to constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay the benefits hereunder.
     11.04 Benefits Non-Assignable. No benefit which shall be payable to any person under this Plan, (including a Participant or his Beneficiary), shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Committee, except to such extent as may be required by law.
     11.05 Construed Under Applicable Federal Law and New York Law. This Plan shall be construed according to applicable Federal Law and the laws of the State of New York and all provisions hereof shall be administered according to such laws.
     11.06 Masculine Gender to Include Feminine; Singular to Include Plural. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.
     11.07 Headings No Part of Plan. Heading of sections and subsections of this Plan are inserted for convenience of reference only. They constitute no part of this Plan are not to be construed in the construction hereof.
     11.08 Effective Date of Amendment and Restatement. This amendment and restatement of the Plan amends and restates the provisions of the Plan effective as of the date, set forth below, on which it is executed by an authorized officer of the Company and supercedes the provisions of the Plan as in effect immediately prior to such date.
     11.09 Counterparts. This Plan may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same Plan and may be sufficiently evidenced by any one counterpart.
          IN WITNESS WHEREOF, the Gibraltar Industries, Inc. has caused this Plan to be executed as of the 18th day of December, 2006.

GIBRALTAR INDUSTRIES, INC.

By:	/s/Henning Kornbrekke

Henning Kornbrekke